EXHIBIT 23.1


            CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



We consent to the incorporation by reference in the Registration Statement (Form S-8) dated June 1, 1999, pertaining to the Amended and Restated Board of Directors Stock Compensation Plan of Hvide Marine Incorporated of our report dated February 5, 1999, except for Note 21, as to which the date is March 17, 1999, and Note 2, as to which the date is March 31, 1999, with respect to the consolidated financial statements of Hvide Marine Incorporated included in its Annual Report (Form 10-K) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.


                                        /s/ ERNST & YOUNG LLP

Miami, Florida
May 27, 1999